UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 16, 2023 (August 14, 2023)

Sunnova Energy International Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38995	30-1192746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

20 East Greenway Plaza, Suite 540

Houston, Texas 77046

(Address, including zip code, of principal executive offices)

(281) 892-1588

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	NOVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On August 14, 2023, Sunnova Energy International Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) by and between the Company and Goldman Sachs & Co. LLC, as representative of the several underwriters named in Schedule 1 thereto (the “Underwriters”), providing for the issuance and sale by the Company of 5,100,000 shares of the Company’s common stock, par value $0.0001 per share, plus up to an additional 765,000 shares upon exercise of the Underwriters’ 30-day option to purchase additional shares (the “Offering”), at a price to the public of $14.75 per share. The Underwriters exercised their option to purchase additional shares in full on August 14, 2023.

The material terms of the Offering are described in the prospectus supplement, dated August 14, 2023 (the “Prospectus Supplement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on August 15, 2023 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-3ASR (File No. 333-273466).

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

On August 16, 2023, the Company completed the Offering and received proceeds (net of underwriting discounts and commissions and offering expenses) from the Offering of approximately $82.2 million. As described in the Prospectus Supplement, the Company intends to use the net proceeds from the Offering for general corporate purposes including, among other things, the repayment and/or refinancing of indebtedness, the acquisition or origination of solar service agreements, non-solar customer loans, and related assets, the funding of working capital, operating expenses, capital expenditures, investments and additional balance sheet liquidity.

As more fully described in the Prospectus Supplement, certain of the Underwriters and their affiliates have provided in the past to the Company and its affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the Company and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Statements in this Current Report on Form 8-K, including but not limited to those relating to the use of proceeds and other statements that are not historical facts, are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include market conditions, risks regarding financing, capital needs and other risks described in the prospectus relating to the Offering and the Company’s Form 10-K for the year ended December 31, 2022 and subsequent quarterly reports on Form 10-Q and its other filings with the Commission.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following materials are filed as exhibits to this Current Report on Form 8-K.

Number	Description

1.1	Underwriting Agreement, dated as of August 14, 2023, by and among Sunnova Energy International Inc. and Goldman Sachs & Co. LLC as representative of the several underwriters listed in Schedule 1 thereto.

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the inline XBRL Document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNNOVA ENERGY INTERNATIONAL INC.

Date: August 16, 2023	By:	/s/ David Searle
David Searle
Executive Vice President, General Counsel